UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2015

Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

001-32942
(Commission File Number)

Nevada	41-1781991
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042
(Address of Principal Executive Offices)

(713) 935-0122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 26, 2015, Evolution Petroleum Corporation ("Evolution" or "Company") issued a press release announcing that it has entered into an agreement to proceed with Denbury Onshore, LLC ("Denbury"), operator of the Delhi field, to build a natural gas liquids ("NGL") plant at the Delhi field. The estimated gross cost of the NGL plant is $103 million ($24.6 million net to Evolution) to be expended through the summer of 2016.

In addition, the Company announced an agreement with Denbury whereby they agreed to reverse the previously disclosed suspension of 2.89% of our overriding royalty interest revenues and will release amounts previously suspended to Evolution. Denbury further agreed not to suspend any future revenues attributable to any of our revenue interests, except under limited circumstances related to non-payment of joint interest billings or court order, and will limit any cash calls to amounts needed to fund near term capital expenditures. This agreement does not settle any of the outstanding litigation matters with Denbury, including their counterclaim related to the net revenue interest conveyed in the 2006 Purchase and Sale Agreement.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Evolution Petroleum Corporation Press Release, dated February 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation
(Registrant)

Date: February 27, 2015	By:	/s/ Randall D. Keys
	Name:	Randall D. Keys
	Title:	President and Chief Financial Officer

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